Exhibit (h)(4)

REPORT MODERNIZATION ADDENDUM
to Administration, Bookkeeping and Pricing Services Agreement

This Report Modernization Addendum (this “Addendum”) to the Administration, Bookkeeping and Pricing Services Agreement, is dated as of September 13, 2018 and entered into by and between GOEHRING & ROZENCWAJG INVESTMENT FUNDS, organized as a Massachusetts business trust (the “Trust”), and ALPS FUND SERVICES, INC., a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS have previously entered into an Administration, Bookkeeping and Pricing Services Agreement, dated as of December 29, 2016 and as amended, restated or supplemented from time to time, (the “Agreement”), pursuant to which ALPS provides the Trust with certain administrative, bookkeeping and pricing services; and

WHEREAS, the Trust and ALPS wish to supplement the Agreement to provide for additional services to be performed by ALPS and to set forth the fees for those additional services.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Services. ALPS will provide the Trust with the additional services (the “Additional Services”) described in Appendix I, attached hereto. Except as otherwise set forth herein, the provision of the Additional Services and duties of each party in connection therewith will be governed under the terms and conditions of the Agreement.

2.	Compensation. Compensation for the Additional Services shall be as set forth in Appendix II. This shall not effect in any way existing terms and conditions with respect to fees, as further described in Section 2(a) of the Agreement, or any amendment or supplement to the Agreement.

3.	[RESERVED].

4.	Term, Termination and Modification. This Addendum shall become effective as of the date first written above and shall continue thereafter until the termination of the Agreement. This Addendum cannot be modified except by a written agreement signed by both parties.

5.	Miscellaneous. Except to the extent expressly amended or supplemented hereby, the provisions of the Agreement remain in full force and effect. All capitalized terms used in this Addendum and not defined herein shall have the meaning ascribed to them in the Agreement. This Addendum may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.	Governing Law. The provisions of this Addendum shall be construed and interpreted in accordance with the laws of the State of Colorado and the Investment Company Act of 1940 (the “1940 Act”) and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

Exhibit (h)(4)

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

GOEHRING & ROZENCWAJG INVESTMENT FUNDS

By:	/s/Adam Rozencwajg
Name:	Adam Rozencwajg
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/Jeremy O. May
Name:	Jeremy O. May
Title:	President

 APPENDIX I

Additional Services

The following Additional Services are to be performed by ALPS for the compensation noted in Appendix II.

Fund Administration

  Coordinate the preparation and filing of Forms N-CEN with the Securities and Exchange Commission

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by ALPS.

Exhibit (h)(4)

APPENDIX II

Compensation

Fees for the Additional Services:

No additional fees are charged for the Additional Services.

Third Party Expenses:

All third party expenses incurred in providing the Additional Services will be billed to the Trust, including, but not limited to, expenses related to security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party suppliers. For third party suppliers from which the Trust receives services as part of an existing ALPS relationship or agreement, the Trust will be billed the amount attributable to the services it received. All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Trust as incurred.